Exhibit 99.1

Press Release

CONTACT:
Fred Kurland
Chief Financial Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com www.corcept.com

CORCEPT THERAPEUTICS APPOINTS JAMES A. HARPER

TO BOARD OF DIRECTORS

MENLO PARK, Calif., (October 12, 2004) – Corcept Therapeutics announced today that James A. Harper has been appointed to the Company’s board of directors effective immediately.

“We are delighted to have an individual of Jim’s caliber, who brings significant pharmaceutical marketing and management expertise to Corcept,” said Joseph K. Belanoff, M.D., Corcept’s chief executive officer. “We expect to draw from Jim’s vast experience with global marketing, particularly with major product launches, as we prepare for the commercialization of CORLUX™ for the treatment of the psychotic features of Psychotic Major Depression (PMD).”

Mr. Harper has 30 years of global experience in the pharmaceutical and medical device industries. He recently retired from the post of group vice president of global marketing and sales at Eli Lilly and Company. Mr. Harper gained significant marketing, operations and strategic expertise during his career. He implemented innovative approaches to product development, and led many successful product launches, including significant major neuroscience therapies. Earlier in his career, Mr. Harper also served as president and CEO of Advanced Cardiovascular Systems, Inc. during its transition from an early stage company to a highly profitable enterprise.

“I am excited to be joining Corcept’s board of directors at this important juncture for the company,” stated Mr. Harper. “Corcept’s CORLUX is tackling an important, unmet medical need. If the development program and particularly the pivotal clinical trials are successful, Corcept will have an exciting opportunity to address a large and underserved patient population.”

Mr. Harper currently also serves as the vice chair of the board of the American Diabetes Association Research Foundation as well as being a member of the board of directors of Zymogenetics, Inc., a biotechnology company. He holds an MBA from the Wharton School of Business in Marketing/Finance, and a BA degree in Biology from Vanderbilt University.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of drugs for the treatment of severe psychiatric and neurological diseases. Corcept’s lead product, CORLUX, is currently in pivotal Phase III clinical trials for the treatment of the psychotic features of psychotic major depression. The drug is administered orally to PMD patients once per day for seven days. CORLUX, a potent GR-II antagonist, appears to mitigate the effects of the elevated and abnormal release patterns of cortisol seen in PMD. Corcept is also conducting a clinical trial to evaluate the safety and efficacy of our product in improving cognition in patients with mild to moderate Alzheimer’s disease. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to our PMD clinical development program. Forward-looking statements are subject to a number of known and unknown risks and uncertainties which might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the commercializability of the company’s products. Risk factors are set forth in the Company’s SEC filings, all of which are available from our website (www.corcept.com) or from the SEC’s website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

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